Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in Amendment No. 2 in the Registration Statement (Form S-3, No. 333-124447) and related Prospectus of Analex Corporation for the registration of 10,714,282 shares of its common stock and to the incorporation by reference therein of our report dated February 23, 2005, with respect to the consolidated financial statements of Analex Corporation included in its Annual Report (Form 10-K) for the years ended December 31, 2004 and 2003 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Mclean, Virginia

July 13, 2005